EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact Information:

Wayne W. Byers
(770) 805-6873
wbyers@ebank.com
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                         EBANK FINANCIAL SERVICES, INC.
                         REPORTS FIRST QUARTER EARNINGS

     ATLANTA, GA, April 23, 2003 - ebank Financial Services, Inc. (OTC BB:
EBDC), the parent company of ebank, today announced net income for the first quarter of 2003 of $313,951, including net income of $195,102 or $.11 per common share available to common shareholders after taking into account $118,849 in cumulative dividends on its Series A preferred stock. Net income for the first quarter included $445,972 of income generated by the bank's Maryland loan production office, which was closed on November 30, 2002, and also included $35,925 of income generated by ebank's other operations, offset by loan loss provision expense of $103,000 and other administrative expenses (principally professional fees) of $64,946 incurred at the parent company. All loans generated by the Maryland operation were sold to investors during the first quarter of 2003 and we will not realize any additional income from this operation.

     Commenting on the quarter's results, James L. Box, President and CEO, stated, "Overall, we are pleased with the progress that we continue to make toward our goal of achieving profitable operations for the company. We will continue to operate as a community bank in our local market, offering traditional banking products while emphasizing superior customer service. This is a conservative, but proven business model, and we believe it will be highly effective for us in the growing Atlanta market. While we were advised to close the Maryland loan production office by the OTS, our primary regulator, that operation is an example of the business opportunities we will continue to seek out for expansion of the company's business when we believe that they will enhance the company's overall performance and value."

     Based in Atlanta, GA, ebank Financial Services, Inc., formerly known as ebank.com, Inc., is a unitary thrift holding company that serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The Company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com.
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Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.


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